EXHIBIT 99.2



                               FIRST AMENDMENT TO
                               OBJECT DESIGN, INC.
                               -------------------
                       1997 NONQUALIFIED STOCK OPTION PLAN
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Witnesseth:

Whereas Object Design, Inc. (the "Corporation") has herefore approved and adopted the above referenced Plan; and

Whereas the Corporation wishes to amend said Plan as consented to by the directors of the Corporation. Now, therefore, the 1997 Nonqualified Stock Option Plan (the "Plan") is hereby amended as follows:

The contents of Section 3 are hereby deleted and replaced with the following:

"OPTION SHARES.

         The stock subject to the Options and other provisions of the Plan shall be shares of the Company's Common Stock, $.001 par value (the "Common Stock"). The total amount of the Common Stock with respect to which Options may be granted shall not exceed in the aggregate 2,500,000 shares; PROVIDED, HOWEVER, that the class and aggregate number of shares which may be subject to Options granted hereunder shall be subject to adjustment in accordance with the provisions of Paragraph 16 hereof; and, PROVIDED FURTHER, that (i) no employee may be awarded Options to purchase more than 50,000 shares pursuant to grants under the Plan in any twelve (12) month period without the approval of the Compensation Committee of the Board of Directors (the "Committee"); (ii) individual Option grants may not exceed 5,000 shares per grant without the approval of the Committee; (iii) no employee may be awarded more than two Option grants in any twelve (12) month period without the approval of the Committee; and (iv) the aggregate number of shares subject to grants under the Plan may not exceed 1,000,000 in any twelve (12) month period. Shares subject to Options granted hereunder may be treasury shares or authorized but unissued shares.

         In the event that any outstanding Option for any reason shall expire or terminate prior to exercise, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option under the Plan."


The foregoing terms and conditions are the only changes to be incorporated into the Plan; all terms and conditions not modified herein shall remain in full force and effect.


                                       OBJECT DESIGN, INC.

                                       By: /s/ Robert N. Goldman
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                                          Robert N. Goldman
                                          President and Chief Executive Officer